UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2014 (December 15, 2014)

NCI BUILDING SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-14315	76-0127701
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

10943 North Sam Houston Parkway West Houston, Texas	77064
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 897-7788

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Adoption of New Senior Leadership Long-Term Incentive Plan and Related Awards for the Fiscal Year ending in 2015

On December 15, 2014, the Compensation Committee (the “Committee”) of the Board of Directors of NCI Building Systems, Inc. (“NCI” or the “Company”) approved the terms of a new long-term incentive program for the Company’s senior leadership team, including its named executive officers (the “Senior Leadership LTI Program”). The Committee also made an initial grant of awards under the Senior Leadership LTI Program to the Company’s named executive officers and certain other key employees of the Company (the “FY 2015 Awards”).

Awards under the Senior Leadership LTI Program, including the FY 2015 Awards, consist of restricted common stock (“Restricted Stock”) and performance share units (“PSUs”). Of the total value of the FY 2015 Award granted to a named executive officer, 40% of the value will consist of Restricted Stock and 60% of the value will consist of PSUs. The Restricted Stock is time-vesting based on continued employment, with two-thirds of this portion of the FY 2015 Award vesting on the first December 15th (or the first business day thereafter) following the end of the Company’s 2016 fiscal year, and the remaining one-third of this portion vesting on the first December 15th (or the first business day thereafter) following the end of the Company’s 2017 fiscal year. The PSUs will vest based on the achievement of performance goals, with one-half of this portion of the FY 2015 Award vesting on the same date as the first Restricted Stock vesting date based on a two-year performance period and the remaining one-half of this portion vesting on the same date as the second Restricted Stock vesting date based on a three-year performance period. The number of shares that may be received on vesting of the PSUs will depend upon the satisfaction of the performance goals, up to a maximum number of shares equal to 200% of the target number of PSUs. The performance goals will consist of cumulative free cash flow (weighted 40%), cumulative earnings per share (weighted 40%) and total shareholder return (weighted 20%), in each case during the performance period. The performance periods and payout dates for the FY 2015 Awards were selected in order to provide for more evenly distributed award opportunity in light of the mid-year payout of the PSUs previously granted to the named executive officers in July 2012. Accelerated vesting of the FY 2015 Awards (either in full or as to a pro rata amount, depending on the circumstances) would occur if the named executive officer’s employment terminates during the performance period without cause or with good reason, or by reason of the named executive officer’s death or permanent disability, or upon a change in control of the Company. Grants are expected to be made annually under this program with substantially the same terms (including as to the 40%-60% ratio), although future awards of Restricted Stock are expected to vest in equal annual installments over a three-year period based on continued employment, while future PSUs are expected to cliff-vest depending on satisfaction of performance goals in respect of the same three-year period.

The value of the FY 2015 Award granted to each named executive officer is set forth in the following table. This value will be converted into a number of shares of Restricted Stock and a target number of PSUs, based on the average of the closing price of the Company’s common stock for the 90-day period ending on December 15, 2014.

Named Executive Officer	Value of FY 2015 Award
Norman C. Chambers	$2,500,000
Mark E. Johnson	$850,000
Mark W. Dobbins	$300,000
Bradley D. Robeson	$300,000
Todd R. Moore	$375,000

The Restricted Stock and PSUs will be evidenced by a form of Restricted Stock and Performance Share Award Agreement, a copy of which is filed as Exhibit 99.1 hereto and incorporated herein by reference. The description above does not purport to be complete and is subject to, and qualified in its entirety by, the terms and conditions of such agreement.

Adoption of New Senior Leadership Short-Term Incentive Program for the Fiscal Year ending in 2015

On December 15, 2014, the Committee approved the terms of a new short-term annual incentive program for the Company’s senior leadership team for the fiscal year ending in 2015, including its named executive officers (the “Senior Leadership STI Program”). Under the Senior Leadership STI Program, annual bonuses for such fiscal year will be determined based on two performance metrics, return on assets and adjusted EBITDA performance, weighted equally. Each of these performance metrics will have thresholds below which no payout on that metric will occur. Annual bonuses for such fiscal year are uncapped for performance above target levels, but the overall payout maximum for the senior leadership team (including the named executive officers) is capped at 200% of the aggregate target bonuses. As under the prior bonus program of the Company, Norman Chambers’ target annual bonus is equal to 100% of his base salary, and, for the other named executive officers, the target annual bonus is equal to 75% of base salary. Total bonuses for all employees, including non-management employees, may not exceed 15% of NCI’s adjusted pre-tax profit for such fiscal year before accrual for bonuses and before stock compensation expense, and may also not exceed the maximum amounts payable under the Company’s Senior Executive Bonus Plan previously approved by shareholders at the 2014 annual meeting.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit
Number	Description

99.1	Restricted Stock and Performance Share Award Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NCI BUILDING SYSTEMS, INC.

By:	/s/ Todd R. Moore
Todd R. Moore
Executive Vice President, General Counsel and Secretary

Dated: December 17, 2014

EXHIBIT INDEX

Exhibit
Number	Description

99.1	Restricted Stock and Performance Share Award Agreement